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Friday May 20, 1999
COMPANY PRESS RELEASE


Advanced Communications And Bank Of America Close Financing
ST. LOUIS (May 20, 1999) Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) closed on the $40 million bridge and working capital line of credit from Bank of America Corporation (NYSE: BAC), which it announced previously. This comes on the heels of ACG's recent engagement of Banc of America Securities, LLC (a subsidiary of Bank of America Corporation and formerly named NationsBanc Montgomery Securities) as strategic advisor in connection with the intended sale of its switch-based long distance and competitive local exchange telephone (CLEC) businesses.

The financing is part of the strategic corporate redirection announced April 12, 1999. ACG plans to expand its yellow pages directories in both print and Internet forms and divest its switch-based long distance telephone and CLEC businesses. After obtaining appropriate shareholder and regulatory approvals, the corporation will be re-named WorldPages.com and its stock will continue to trade on the NYSE under a new symbol. ACG expects to close on the related acquisitions of YPtel Corporation (d/b/a Pacific Coast Publishing), an independent print directories leader in the western U.S., Big Stuff, Inc., a web site design & graphics company, and Web YP, Inc. (d/b/a WorldPages.com), an Internet directory, during 3Q99.

WorldPages.com had approximately 700 employees and revenue of over $83 million on a pro forma basis for calendar 1998, assuming the acquisitions occurred on January 1, 1998. In the future, WorldPages.com plans to provide branded directories to 5.2 million users in 41 markets in the U.S. and leverage its existing affiliations with over 80 independent print directories. In addition, WorldPages.com plans to provide customers access to 112 million U.S and Canadian white and yellow pages listings, 9 million e-mail addresses, 30 million URLs and links to over 200 directories worldwide.

Please visit www.acginc.net and find the world at www.worldpages.com
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